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                                                                       EXHIBIT 5

                                                               September 3, 1999

Trenwick Group Inc.
One Canterbury Green
Stamford, Connecticut 06901

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), by Trenwick Group Inc., a Delaware corporation (the "Company"), of 7,971,887 shares of common stock, par value $.10 per share, of the Company (the "Securities"), issuable in connection with the Merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of June 21, 1999 (the "Merger Agreement") between the Company and Chartwell Re Corporation, a Delaware corporation ("Chartwell"), I, as Vice President -- Legal Affairs of the Company, have examined the Merger Agreement and such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, assuming that the Merger Agreement has been duly authorized, executed and delivered by Chartwell, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Securities Act, the Merger Agreement and the principal terms of the Merger have been duly approved by the holders of the outstanding shares of the Securities and the common stock, par value $.01 per share, of Chartwell, each other condition to the Company's and Chartwell's respective obligations to consummate the Merger has been satisfied or waived, the Merger has become effective pursuant to Section 251 of the Delaware General Corporation Law, and the Securities have been duly issued as contemplated by the Registration Statement and the Merger Agreement, the Securities will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ JANE T. WIZNITZER
                                          --------------------------------------
                                                Jane T. Wiznitzer
                                                Vice President -- Legal Affairs